EXHIBIT 99.1

Time Warner Cable Inc.

TO:	Members of the Board of Directors and Executive Officers

FROM:	Marc Lawrence-Apfelbaum

DATE:	May 13, 2016

RE:	Updated Notice Regarding Absence of Required Merger-Related Stock Trading Restrictions

This notice is intended  to inform you that the potential “blackout period” described in the notice that was delivered to you on May 2, 2016 (the “Prior Notice”) has not been imposed and has been cancelled.

The Prior Notice indicated that a blackout period was required due to certain restrictions on transactions by participants in the TWC Savings Plan (the “Plan”) in connection with the closing of the transactions contemplated under the agreement and plan of mergers, dated as of May 23, 2015, among TWC, Charter Communications, Inc. and certain other parties (the “merger agreement”).  Due to the finalization of the merger consideration election of the Plan’s independent fiduciary, the blackout period is no longer required and has been cancelled.

Please remember that notwithstanding the cancellation of the blackout period and the lifting of the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, you are, from time to time, subject to the other restrictions on trading activity under the Company’s Supplemental Policy on Trading in Time Warner Cable Securities (including, a similar policy to be implemented by Charter Communications, Inc.) and any other Company policies or applicable legal requirements.